Exhibit 99.1

Press Release

Community Valley Bancorp Amends Year End Press Release for 2004 dated January 28, 2005

(Chico, Ca 2/2/05) - In our press release dated January 28, 2005 Community Valley Bancorp, parent company of Butte Community Bank, inadvertently reported the year to date basic earnings per share of $1.58 as the diluted earnings per share and the fourth quarter 2003 diluted earnings per share as $0.48.  Actual diluted earnings per share for the year ended December 31, 2004 was $1.48, an increase of $.06 or 4.23% over the $1.42 reported for 2003 and actual fourth quarter 2003 diluted earnings per share was $0.46.  The press release also reported Shareholders’ Equity of $35,531,000, total capital of 7.90% and book value per share of $9.77.   Shareholders’ Equity is $34,531,000, total capital is 7.68% and book value per share was $9.49.  The following information reflects the financial results for the year ended 2004 including the corrections noted above.

Community Valley Bancorp Reports Record Earnings for 2004

Community Valley Bancorp has announced record earnings for the year ended December 31, 2004.   The Company achieved earnings of $5.610 million, an increase of 6.47% compared to earnings of $5.269 million for the year ended December 31, 2003.  Fourth quarter earnings were $1.463 million, a decrease of 14% from 2003 fourth quarter earnings of $1.681 million. On a diluted per share basis, fourth quarter and full year earnings were $0.38 and $1.48 compared to $0.46 and $1.42 for the same periods in 2003. The Company’s year-to-date return on average assets and return on average equity were 1.34% and 17.20% for the year ended December 31, 2004 compared to 1.45% and 19.10% for 2003.

Net interest income for the fourth quarter of $5.9 million was up $1.2 million, or 25.5%, compared with $4.7 million for the same quarter last year. For the year ended December 31, 2004, net interest income increased $3.8 million, or 22.2%, from $17.1 million for the year ended December 31, 2003, to $20.9 million. Increases for both periods were due to significant growth in earning assets, and an increase in the Company’s net interest margin from 5.57% in the fourth quarter of 2003 to 5.89% for the fourth quarter of 2004 and from 5.26% for the year ended December 31, 2003, to 5.70% for 2004.

Non-interest income of $1.9 million increased 3.3% over the prior year’s fourth quarter level of $1.8 million and was $69 thousand or 1.2% more on a year over year basis. Increases in service charges on deposit accounts and commissions received on non-deposit investment products offset decreases in net gains on real estate mortgage loans sold in the secondary market.  Non-interest expense of $5.2 million increased 38% over the $3.7 million reported for the fourth quarter of 2003 and increased 21.1% to $16.7 million for the year ended December 31, 2004 from $13.8 million for 2003.  These increases were primarily due to salaries paid to new employees as well as furniture, fixtures, equipment and construction costs associated with the new branches in Red Bluff, Marysville and Colusa.  Overall, revenue sources continued to increase due to strong balance sheet growth and higher levels of service fees.  As a result, of the increases in expenses, the efficiency ratio was 66.3% during the fourth quarter 2004 compared to 57.3% for the same period in 2003 and from 62.1% for the year compared to 59.9% for 2003.  The increase in the efficiency ratio is a direct correlation to the three new branches being opened in the second half of the year.

The Company continues to experience strong balance sheet growth with total assets increasing $63 million, or 16.3%, from $386.7 million at December 31, 2003, to $449.7 million at December 31, 2004. Deposits grew similarly over the same period increasing $56.5 million, or 16.5%, from $342.5 million at December 31, 2003, to $399 million at December 31, 2004. Loans, net of allowance for loan losses, increased $68.9 million, or 25.5%, from $270.2 million at December 31, 2003, to $339.2 million at December 31, 2004.

Deposit growth occurred in all categories with non-interest bearing demand deposits increasing $12.3 million, or 18%, from $68.4 million at December 31, 2003, to $80.8 million at December 31, 2004. Interest-bearing deposits increased $44.2 million, or 16.1%, from $274 million at December 31, 2003, to $318.3 million at December 31, 2004.

Asset quality remains strong with non-performing loans to total loans of 0.03% at December 31, 2004, compared to 0.02% at December 31, 2003. By comparison the industry average was .74% of total loans for the Company’s peer group, based on data provided as of September 30, 2004. Net recoveries of previously charged-offs loans for the year ended December 31, 2004, were $4 thousand or (0.001%) of average loans compared to $75 thousand in net charge-offs, or 0.03% for 2003.

Plans for the Bank’s twelfth and thirteenth branches are proceeding toward their opening dates in the first and second quarters of 2005.

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (OTC BB: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  CVB Insurance Agency, LLC, the newest subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.  Founded in 1990, Butte Community Bank is state-chartered with 11 branches in 8 cities including Chico, Magalia, Oroville, Paradise, Yuba City, Red Bluff, Marysville and Colusa. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

Community Valley
Bancorp
Financial Highlights

Year to Year
Comparison

Year to Date	YTD 2004	YTD 2003	Change	% Change

Net Income	5,609,600	5,269,200	$340,400	6.46%

Diluted Earnings Per Share (a)	$1.48	$1.42	$0.06	4.23%

Return on Assets (ROA)	1.34%	1.45%	-0.11%	-8.21%

Return on Equity (ROE)	17.20%	19.10%	-1.90%	-11.05%

At End of Period	Dec 31, 2004	Dec 31, 2003	Change	% Change

Total Assets	$449,675,000	$386,723,000	$62,952,000	16.28%

Total Deposits	$399,059,000	$342,511,000	$56,548,000	16.51%

Total Loans	$344,577,000	$274,851,000	$69,726,000	25.37%

Loan Loss Reserve To Loans (b)	1.27%	1.31%	-0.04%	-22.13%

Total Nonperforming Loans	$101,000	$54,000	$47,000	87.04%

Shareholders’ Equity	$34,531,100	$29,948,500	$4,582,600	15.30%

Book Value Per Share (a)	$9.49	$8.27	$1.22	14.75%

Total Capital to Assets	7.68%	7.74%	-0.06%	-0.08%

(a) Restated in 2003 for a 4 for 3 stock split in March 2004

(b)  Including reserve for loan commitments